EXHIBIT 10.3
NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”) is entered into as of the 29th day of October 2014, by and between WESBANCO, INC. and WESBANCO BANK, INC. (collectively referred to as the “Buyer”) and CHARLOTTE A. ZUSCHLAG (the “Employee”).

WHEREAS, pursuant to an Agreement and Plan of Merger dated the 29th day of October 2014, by and among Buyer and ESB FINANCIAL CORPORATION and ESB BANK (collectively referred to as the “Seller”) (the “Merger Agreement”), the Seller will merge with and into the Buyer with the Buyer as the continuing entity (the “Merger”);

WHEREAS, the Employee serves as an executive officer of the Seller, and as a condition of the Merger, the Buyer, the Seller and the Employee have agreed to take reasonable measures to maintain and protect the franchise value of the Seller subsequent to the closing of the Merger;

WHEREAS, the Buyer and the Employee agree that in order to maintain the franchise value of the Seller it is important to the Buyer that the Employee remain employed by the Seller through the Effective Date (as defined in the Merger agreement”) of the Merger (the “Commencement Date”), and that thereafter, the Employee will be bound by a non-competition restriction in favor of the Buyer for a period of four (4) years following the Commencement Date in exchange for additional reasonable compensation for assumption of such restrictions and limitations; and

WHEREAS, the parties hereto recognize and acknowledge that the covenants set forth in this Agreement are necessary to protect the business and goodwill of the Seller to be acquired by the Buyer in connection with the Merger;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, including the payments to be made to the Employee pursuant to Section 4 of this Agreement, for which the sufficiency of such consideration is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

 1.           Non-competition.  As of the Commencement Date and for a period of four (4) years thereafter (the “Non-compete Period”), the Employee shall not, without the prior written consent of the Buyer, directly or indirectly, whether or not for compensation, engage or invest in, own, manage, operate, finance, control or participate in ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend the Employee’s name or any similar name to, lend the Employee’s credit to, or render services or advice to, any business, including a credit union, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company or similar type financial institution (including, without limitation, a de novo financial institution in its organizational phase), or any direct or indirect subsidiary or affiliate of such entity, whose products or activities compete or would compete in whole or in part with the products or activities of the Buyer or its subsidiaries within a thirty (30) miles radius of any office of the Buyer or the Seller during the Non-compete Period (the “Non-compete Area”), provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), and provided further that the Employee may borrow from or make deposits in any such enterprise.  The Employee agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.  In the event of a breach by the Employee of any covenant set forth in this Section 1 of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

2.           Nonsolicitation.  During the Non-compete Period, the Employee will not, directly or indirectly, either for herself or any other Person (as defined herein), (i) induce or attempt to induce any employee of the Buyer or its subsidiaries to leave the employ of the Buyer or its subsidiaries, (ii) in any way interfere with the relationship between the Buyer or its subsidiaries and any employee of the Buyer or its subsidiaries, (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Buyer or its subsidiaries, or (iv) induce or attempt to induce any customer, supplier, licensee or business relation of the Buyer or its subsidiaries to cease doing business with the Buyer or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Buyer or its subsidiaries.  During the Non-compete Period, the Employee will not, directly or indirectly, either for herself or any other Person solicit the business of any Person known to the Employee to be a customer of the Buyer or its subsidiaries, whether or not the Employee had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Buyer or its subsidiaries, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Buyer or any of its subsidiaries.  For purposes of this Agreement, “Person” shall include an individual, trust, estate, corporation, limited liability company, credit union, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company or similar type financial institution, including, without limitation, a de novo financial institution in its organizational phase.

3.           Confidentiality.  The Employee acknowledges and agrees to treat as confidential all information known or obtained by the Employee, whether before or after the date hereof, concerning the Buyer or the Seller, or their respective subsidiaries’ records, properties, books, contracts, commitments and affairs, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers and potential customers and other information of a similar nature (such information, “Confidential Information”).  The Employee agrees that she will not, at any time, disclose to any unauthorized Persons, or use for her own account or for the benefit of any third party any Confidential Information, whether or not the Confidential Information is embodied in writing or other physical form, without the Buyer’s express written consent, unless and to the extent that such Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Employee’s fault or the fault of any other Person bound by a duty of confidentiality to the Buyer.

4.           Compensation.  In consideration of the covenants contained in this Agreement, the Buyer shall pay to the Employee the sum of One Million Sixty-one Thousand Dollars ($1,061,000.00) in a single lump-sum on the Effective Date of the Merger (the “Payment”).  The Payment shall be subject to applicable tax reporting and may be subject to tax withholding.

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5.           Remedies.  The parties hereto, recognizing that irreparable injury will result to the Buyer, its business and property in the event of the Employee’s breach of this Agreement, hereby consent, in the event of any such breach by the Employee, to an injunction in favor of the Buyer, in addition to any other remedies and damages available, to restrain the violation hereof by the Employee, the Employee’s partners, agents, servants, employers, employees and all persons acting for or with the Employee.  The Employee represents and admits that the Employee’s experience and capabilities are such that the Employee can obtain employment in a business engaged in other industries and/or a different nature than the Buyer, and that the enforcement of a remedy by way of injunction will not prevent the Employee from earning a livelihood.  Nothing herein will be construed as prohibiting the Buyer from pursuing any other remedies available to the Buyer for such breach or threatened breach, including the recovery of damages from the Employee.  The Employee acknowledges that in addition to or in lieu of the Buyer seeking injunctive relief, the Buyer may also seek to recoup in a judicial proceeding any or all amounts paid by the Buyer to the Employee pursuant to Section 4 hereof.  Each of the remedies available to the Buyer in the event of a breach by the Employee shall be cumulative and not mutually exclusive.

6.           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.           Successors and Assigns.  This Agreement shall be binding upon the Employee and the Buyer and will inure to the benefit of the Buyer and its affiliates, successors and assigns and the Employee and the Employee’s assigns, estate, heirs and legal representatives.

8.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

9.           Severability.  If any provision in this Agreement is declared or determined by any court to be illegal, void or unenforceable, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the enforceability or validity of any other provisions in this Agreement.  If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area will be effective, binding and enforceable against the Employee.

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10.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

11.           Termination.  This Agreement shall be terminated and shall have no further force or effect if, and at such time as, the Merger Agreement is terminated.  In the event that the Merger becomes effective and the Payment is made to the Employee, this Agreement and the Non-compete Period herein shall remain in effect between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WESBANCO, INC. (“Buyer”)

ATTEST:                                                                By /s/Todd F. Clossin
Its President / CEO

/s/ Linda M. Woodfin
Secretary

WESBANCO BANK, INC. (“Buyer”)

ATTEST:                                                                By /s/ Todd F. Clossin
Its President / CEO
/s/ Linda M. Woodfin
Secretary

/s/ Frank D. Martz                                            /s/ Charlotte A. Zuschlag
Witness                                                                CHARLOTTE A. ZUSCHLAG

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